Exhibit 99.1

To: From: Date: Subject:	All Flowserve Associates Lew Kling, President and CEO September 9, 2008 A Personal Message from Lew Kling

There has recently been significant volatility in the U.S. stock market. And, as I’m sure you are aware, a decrease in Flowserve’s stock price has been a part of this volatility.

I feel it is very important for you to know that I believe that this decrease is not based on any specific event or results announced by Flowserve.

Our core strategies, strengths and business fundamentals have not changed. We are a global infrastructure products company, with one of the greatest footprints and largest product portfolios in the industry. And, while stock markets can be volatile at times in the short term, history has consistently shown that high performing companies, delivering strong financial results over the long term, are rewarded with a higher stock price than lower performers.

Together we have built a company with an outstanding reputation in our industry, leading brands and technology, as well as the engineering and product capabilities to continue to be a leader into the future. In addition, we have worked hard together over recent years to set increasingly greater records for bookings, sales and net profits. These financial results arise from strength in our organizational capability, our execution of manufacturing requirements, our product and engineering expertise and, most importantly, our ability to meet our customers’ needs. We must continue to execute in these fundamental areas in order to continue our excellent financial results.

I would ask that each and every one of us stay focused on our corporate goals and our job-related objectives during this time of stock market volatility. Let’s continue to focus and execute on the things that we have control over, while continuing to be the leader that our customers expect. The success of a corporation like Flowserve is not measured day-to-day, but rather over the course of many years. I am confident that, as a company with over 200 years of history, we will continue to do the things necessary to meet our objectives in order to position ourselves for increasing success in the future.

Thanks to all of you for your hard work and dedication to Flowserve. You have helped grow the size and profitability of this company while providing great value to our customers—which will continue to be the path towards future success.

Managers: Please print and post this announcement for associates who do not have access to e-mail.